Exhibit 99.1

Rock-Tenn Company Announces Redemption Of All Outstanding 9-1/4% Senior Notes Due 2016

NEW YORK--(BUSINESS WIRE)--February 6, 2012--Rock-Tenn Company (NYSE: RKT) today announced that it intends to redeem $300,000,000 of its 9-1/4% Senior Notes due 2016 (the “March 2016 Notes”), representing all of the March 2016 Notes outstanding. The redemption will be made in accordance with the terms of the indenture governing the March 2016 Notes and the terms of the notice of redemption.

Rock-Tenn expects the March 2016 Notes to be redeemed on March 15, 2012 (the “Redemption Date”) at a redemption price equal to 104.625% of the principal amount of the March 2016 Notes, plus the accrued and unpaid interest, if any, to but excluding the Redemption Date.

A notice of redemption is being mailed to all registered holders of the March 2016 Notes. Copies of the notice of redemption may be obtained from HSBC Bank USA, National Association by calling 212-525-1404.

This announcement is for informational purposes only and is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell, with respect to any securities.

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading manufacturers of corrugated and consumer packaging and recycling solutions, with net sales of $10 billion. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Rock-Tenn Company. More detailed information about these factors may be found in filings by RockTenn with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. RockTenn is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer
www.rocktenn.com